EXHIBIT 99.1
LIZ CLAIBORNE INC. SUSPENDS QUARTERLY CASH DIVIDEND
New York, NY (December 16, 2008) — Liz Claiborne Inc. (NYSE: LIZ) today announced that its Board of Directors has voted to suspend the company’s quarterly cash dividend indefinitely. The company has paid the dividend scheduled for December 15, 2008 in the amount of $0.05625 per share to stockholders of record at the close of business on November 21, 2008.
Chairman of the Board, Kay Koplovitz, commented on the dividend decision, “Given what is going on in the world, and the retail sector in particular, we have made the difficult but necessary decision to suspend our dividend. As we continue to weather this tough Holiday season, with consumer spending levels expected to continue to be very low, halting our dividend is an important way to enhance our financial flexibility and support the work that Bill McComb and the executive team are doing.”
Bill McComb, Chief Executive Officer, commented on the announcement, “There is no question that we are in extraordinary times and companies across many industries are making moves to deal with the continued uncertainty around them. While there is much going on in the economy that we have no control over, we are keenly focused on controlling those things that are within our power — inventories, accounts receivable, brand and strategy execution and generating free cash flow.”
About Liz Claiborne Inc.
Liz Claiborne Inc. designs and markets a global portfolio of retail-based premium brands including Kate Spade, Juicy Couture, Lucky Brand and Mexx. The Company also has a refined group of department store-based brands with strong consumer franchises including the Liz Claiborne and Monet families of brands, Kensie, Kensiegirl, Mac & Jac, and the licensed DKNY Jeans Group. For more information visit www.lizclaiborneinc.com.
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Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President — Finance and Treasurer	Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408